Exhibit 99.1

NEWS RELEASE for April 1, 2014

Contact:	Allen & Caron Inc Jill Bertotti (investors) jill@allencaron.com Len Hall (media) len@allencaron.com (949) 474-4300

GENTHERM ANNOUNCES ACQUISITION OF GLOBAL THERMOELECTRIC INC.

Adds Thermoelectric Expertise in Remote Electric Power Generating Systems for Industrial Applications

NORTHVILLE, MI (April 1, 2014) . . . Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, announced today that it has acquired all the stock of privately-held Global Thermoelectric Inc. (GTE), in an all-cash transaction.  Based in Calgary, GTE is the world’s market leader in industrial thermoelectric generator systems and remote power generation.  Specializing in high reliability systems for remote industrial applications, GTE’s 2013 revenues were approximately $34 million.  Additional terms of the transaction were not disclosed.

“The addition of Global Thermoelectric to the Gentherm family supports the power generation initiatives of our advanced technology group, offering additional expertise in thermoelectric generators and providing us with access to a number of new industrial and commercial markets,” said Gentherm President and CEO Daniel R. Coker.  “In addition, this acquisition is a prime example of our ongoing initiative to grow and become a more diverse and capable company through strategic acquisitions.”

GTE products are used extensively in remote oil and gas, telecommunications, security and military industries.  Since 1975, the company has installed over 25,000 remote power systems in 55 countries around the world.  Key customers include some of the world’s largest integrated energy suppliers (Exxon Mobil, Gazprom, Total S.A., Shell).

The staff and operations of GTE will continue to be located in its head office in Calgary and be led by its current management team.  GTE will operate as a subsidiary of Gentherm.

About Gentherm

Gentherm (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), cable systems and other electronic devices.  The Company’s advanced technology team is developing more efficient materials for thermoelectric and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets.  Gentherm has nearly 7,500 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding future sales, technologies, markets, products and competitors. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks that sales that may not continue, new products may not be sold, new technologies may not be developed, new competitors may enter the market and new acquisitions may not become available. Those and other risks are described in the Company's annual report on Form 10-K for the year ended December 31, 2013 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

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